Exhibit 99.1

FOR IMMEDIATE RELEASE

(Unaudited. All amounts in Canadian dollars and presented in accordance with U.S. GAAP.)

Tim Hortons Inc. announces 2012 third quarter results:

Continued system expansion and same-store sales growth contributed to performance

Financial & Sales Highlights

Performance	Q3 2012		Q3 2011	% Year-over- Year Change	YTD 2012
Total revenues	$802.0		$726.9	10.3%	$2,308.9
Operating income	$153.7		$152.8	0.6%	$444.1
Adjusted operating income*	$162.2	*	$152.8	6.2%*	$454.0
Effective tax rate	26.7%		29.0%		27.3%
Net income attributable to THI	$105.7		$103.6	2.0%	$302.5
Diluted earnings per share attributable to THI (“EPS”)	$0.68		$0.65	5.3%	$1.94
Fully diluted shares	155.1		160.1	(3.1)%	156.2

(All numbers in millions, except EPS and effective tax rate. All numbers rounded.)

*	Adjusted operating income is a non-GAAP measure, and excludes an $8.6 million charge for corporate reorganization expenses in Q3 2012. Please refer to note 3 below for more information.

Same-Store Sales(1)	Q3 2012	Q3 2011	YTD 2012
Canada	1.9%	4.7%	2.9%
U.S.	2.3%	6.3%	5.1%

(1)	Includes average same-store sales at Franchised and Company-operated locations open for 13 months or more.

Substantially all of our restaurants are franchised.

Highlights

•	Same-store sales growth in both the Canada and U.S. segments driven by average cheque gains in the face of macro-level challenges

•	Continued progress made in aligning organizational structure to facilitate strategy execution, streamline decision-making and generate efficiencies

•	Operating income and EPS impacted by $8.6 million ($0.04 per share) in corporate reorganization expenses

•	Total of 73 restaurants opened in North American and international markets

•	Roll-out completed for new growth platforms, including Panini sandwiches in Canada and single-serve coffee

OAKVILLE, ONTARIO, (November 8th, 2012): Tim Hortons Inc. (TSX: THI, NYSE: THI) today announced results for the third quarter ended September 30th, 2012.

“We continue to execute on our strategic priorities and deliver top line growth and earnings performance despite continued challenging conditions in the marketplace. We have made good progress in implementing new growth platforms including Panini sandwiches in Canada and single-serve coffee, as well as improving the guest experience by installing Wi-Fi and digital menu boards,” said Paul House, executive chairman, president and CEO.

Consolidated Results

All percentage increases and decreases represent year-over-year changes for the third quarter of 2012 compared to the third quarter of 2011, unless otherwise noted.

Systemwide sales(2) increased 5.9% on a constant currency basis. This growth resulted from new restaurant development in Canada and the U.S., and from same-store sales growth of 1.9% in Canada, and 2.3% in the U.S.

Our total revenues increased 10.3% to $802.0 million, compared to $726.9 million last year. Total revenue growth outpaced systemwide sales growth for the quarter, driven by higher distribution sales and an increase in the number of restaurants consolidated as variable interest entities (“VIEs”).

Distribution sales grew 9.8% year-over-year, due to a higher number of system restaurants, continued same-store sales growth, and products now managed through our supply chain. Favourable product mix and higher commodity prices also contributed to our distribution sales growth. VIE sales were 18.4% higher due primarily to an increase in the number of non-owned restaurants in both Canada and the U.S. that were consolidated for accounting purposes, and to same-store sales growth at existing consolidated restaurants.

Rents and royalties increased 6.7% in the third quarter, slightly ahead of systemwide sales growth. Franchise fees grew 20.6%, due to higher standard restaurant sales and a higher number of renovations during the quarter. There was a corresponding and offsetting increase in franchise fee costs, described below.

Total costs and expenses were up 12.9%, with the majority of the increase attributable to a 10.0% growth in cost of sales. This increase reflects higher distribution cost of sales and higher VIE cost of sales. The higher distribution cost of sales resulted from positive systemwide sales growth from existing products, products newly managed through our supply chain, and product mix, partially offset by cost reductions achieved through improvements at our new distribution centre in Kingston compared to the start-up costs incurred in the third quarter of 2011.

Operating expenses increased by 13.2%. The year-over-year increase was due to additional properties in the system and higher percentage rent expense on certain properties. We incurred higher depreciation expense due to growth in the total number of properties in our system along with the depreciation impact of the expanded menu board program. Operating expenses also increased as a result of higher project-related and renovation expenses.

We experienced a 22.8% increase in franchise fee costs, mainly due to a higher number of standard restaurant sales and a higher number of renovation projects.

Third quarter general and administrative expenses increased by 13.3% compared to last year, mainly due to higher salaries and benefits required to support growth of the business and related resource costs for information technology.

During the third quarter of 2012, we began to implement the new organizational structure we announced in August, and are in the process of realigning roles and responsibilities under that new structure. As a result, we incurred $8.6 million of corporate reorganization expenses in the quarter, relating primarily to termination costs, accruals for an employment agreement and retention agreements associated with the CEO transition, and professional fees.

In the third quarter, we had operating income of $153.7 million, an increase of 0.6% compared to $152.8 million in the same period last year. The increase was the result of systemwide sales growth, partially offset by higher general and administrative expenses and the corporate reorganization expenses. Adjusted operating income(3), which excludes the impact of the corporate reorganization expenses, was up 6.2%. (Please refer to “Information on non-GAAP Measure” below for a reconciliation of adjusted operating income to operating income, the nearest GAAP measure.)

Net income attributable to Tim Hortons Inc. in the third quarter was $105.7 million, an increase of 2.0% compared to $103.6 million last year. The growth was driven by factors noted above and a lower effective tax rate, partially offset by higher net interest expense.

EPS of $0.68 increased 5.3% from $0.65 in the third quarter of last year. The increase in EPS was due to higher net income attributable to THI and the positive, cumulative impact of our share repurchase programs. We had 3.1% fewer average fully diluted common shares outstanding in the third quarter compared to the same period last year. The corporate reorganization expenses incurred in the third quarter of 2012 reduced EPS by approximately $0.04.

Our 2012 earnings outlook communicated in February 2012 of $2.65 per share to $2.75 per share did not contemplate the $0.05 per share corporate reorganization charge taken in the year-to-date period nor any potential reorganization-related charge in the fourth quarter.

Segmented Performance Commentary

We continued to drive same-store sales growth in both Canada and the U.S. during the quarter, which we believe demonstrates the continued resilience and positioning of our brand. The macro operating environment in the third quarter remained challenging due to continued sluggish economic growth and fragile consumer confidence, leading to constrained discretionary spending. The challenging economic conditions led to an intensified competitive environment, with companies working to reinforce value positioning and increasing promotional activities. We believe the overall macro operating environment, and hotter weather than normal, affected our growth during the quarter.

Canada

Same-store sales in our Canadian segment grew by 1.9%. The increase was driven by a higher average cheque due primarily to favourable product mix, and to a lesser extent, pricing. Our product mix continued to benefit from the espresso and latte beverages we introduced earlier in the year, and more recently, from the staggered regional introduction of Panini sandwiches. These factors more than offset a decline in same-store sales transactions. Systemwide transactions continued to increase as we added more restaurants to our system.

Our annual same-store sales growth performance in Canada year-to-date is trending slightly below our previously stated target of 3% to 5%. We have a number of initiatives underway, including the national promotion of Panini sandwiches in Canada and the introduction of single-serve coffee, that we expect should contribute to sales performance and help offset some of the impacts of continued macro environment challenges in the fourth quarter.

During the quarter, we opened 44 restaurants in Canada, most of which were standard format locations.

Operating income in the Canadian segment was $168.5 million, an increase of 5.1% compared to $160.4 million in the third quarter last year. The increase was due primarily to systemwide growth, which led to higher rents and royalties and distribution income. Our operating income performance also benefited from lower costs due in part to operational improvements at our Kingston distribution centre, partially offset by higher general and administrative expenses.

United States

The U.S. segment recorded same-store sales growth of 2.3%. Gains in average cheque were attributable to pricing, and to a lesser extent, favourable product mix, notably the introduction of our new Breakfast Panini sandwiches and our iced espresso lattes. Higher average cheque more than offset the decline in same-store transactions in the quarter. Systemwide transactions continued to increase due to the new restaurants we have added to the system.

In the third quarter, we opened 22 restaurants in the U.S., nearly all of which were full-serve locations.

Operating income in the U.S. segment was $2.9 million, an increase of 2.6%. The segment benefited from higher rents and royalties, and distribution income resulting from systemwide growth. Growth in operating income was partially offset by higher relief relating primarily to restaurants open for less than 13 months, and higher general and administrative expenses.

Significant Developments & Initiatives

Tim Hortons system enters single-serve, on-demand North American coffee market

Tim Hortons previously announced that we had reached a North American-wide agreement with Kraft Foods to enter the single-serve, on-demand coffee market, leveraging Tim Hortons premium coffee and Kraft’s TASSIMO® system. Under the terms of the agreement, Tim Hortons premium-blend coffee, decaf coffee, and lattes, in a single-serve format, will be sold in Tim Hortons restaurants in Canada and the U.S., and online, using the TASSIMO T DISC on-demand beverage platform. Subsequent to the quarter, we began to sell T DISCs across our restaurant chain and select online channels.

Panini platform set for full national roll-out in Canada

Tim Hortons restaurants across Canada have been engaged in a staggered roll-out of the new Panini sandwich product platform. Initially offered in our U.S. stores, the hot sandwiches have proven to be popular among our guests. Panini sandwiches feature prominently in our strategy to deliver product innovation, increase average cheque, and grow our sales during lunch and other dayparts. Subsequent to the quarter, we have been actively preparing for a national launch of the Panini line in Canada with full advertising support.

Board declares dividend payment of $0.21 per common share

A quarterly dividend of $0.21 per common share has been declared by the Board of Directors, payable on December 12th, 2012 to shareholders of record as of November 28th, 2012. Dividends are declared and paid in Canadian dollars to all shareholders with Canadian resident addresses. For U.S. resident shareholders, dividends paid will be converted to U.S. dollars based on prevailing exchange rates at the time of conversion by Tim Hortons for registered shareholders and by Clearing and Depository Services Inc. for beneficial shareholders.

Tim Hortons conference call today at 2:30 p.m. (EST) Thursday, November 8th, 2012

Tim Hortons will host a conference call today to discuss third quarter results, scheduled to begin at 2:30 p.m. (EST). The dial-in number is (416) 641-6712 or (800) 785-6502. No access code is required. A simultaneous web cast of the call, including presentation material, will be available at www.timhortons-invest.com. A replay of the call will be available until November 15th, 2012 and can be accessed at (416) 626-4100 or (800) 558-5253. The call replay reservation number is 21608735. The call and presentation material will also be archived for a period of one year in the Events and Presentations section.

Safe Harbor Statement

Certain information in this news release, particularly information regarding future economic performance, finances, and plans, expectations and objectives of management, and other information, constitutes forward-looking information within the meaning of Canadian securities laws and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We refer to all of these as forward-looking statements. Various factors including competition in the quick service segment of the food service industry, general economic conditions and others described as “risk factors” in the Company’s 2011 Annual Report on Form 10-K filed February 28th, 2012, and our Quarterly Report on Form 10-Q expected to be filed today with the U.S. Securities and Exchange Commission and Canadian Securities Administrators, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. As such, readers are cautioned not to place undue reliance on forward-looking statements contained in this news release, which speak only as to management’s expectations as of the date hereof. Forward-looking statements are based on a number of assumptions which may prove to be incorrect, including, but not limited to, assumptions about: the absence of an adverse event or condition that damages our strong brand position and reputation; the absence of a material increase in competition within the quick service restaurant segment of the food service industry; cost and availability of commodities; continuing positive working relationships with the majority of the Company’s restaurant owners; the absence of any material adverse effects arising as a result of litigation; there being no significant change in the Company’s ability to comply with current or future regulatory requirements; and general worldwide economic conditions.

We are presenting this information for the purpose of informing you of management’s current expectations regarding these matters, and this information may not be appropriate for any other purpose. We assume no obligation to update or alter any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, except as required by applicable law. Please review the Company’s Safe Harbor Statement at www.timhortons.com/en/about/safeharbor.html.

(2) Total systemwide sales growth includes restaurant level sales at both Company and Franchised restaurants. Approximately 99.4% of our consolidated system is franchised as at September 30th, 2012. Systemwide sales growth is determined using a constant exchange rate where noted, to exclude the effects of foreign currency translation. U.S. dollar sales are converted to Canadian dollar amounts using the average exchange rate of the base year for the period covered. For the third quarter of 2012, systemwide sales on a constant currency basis increased 5.9% compared to the third quarter of 2011. Systemwide sales are important to understanding our business performance as they impact our franchise royalties and rental income, as well as our distribution income. Changes in systemwide sales are driven by changes in average same-store sales and changes in the number of systemwide restaurants, and are ultimately driven by consumer demand.

We believe systemwide sales and same-store sales growth provide meaningful information to investors regarding the size of our system, the overall health and financial performance of the system, and the strength of our brand and restaurant owner base, which ultimately impacts our consolidated and segmented financial performance. Franchised restaurant sales are not generally included in our Condensed Consolidated Financial Statements (except for certain non-owned restaurants consolidated in accordance with applicable accounting rules). The amount of systemwide sales impacts our rental and royalties revenues, as well as distribution revenues.

(3) Information on non-GAAP Measure

Adjusted operating income is a non-GAAP measure. As applicable, adjusted operating income for the third quarter and year-to-date periods of 2012 and 2011 adds back the Corporate reorganization costs and charges related to the CEO Separation Agreement, respectively. Management uses adjusted operating income to assist in the evaluation of year-over-year performance, and believes that it will be helpful to investors as a measure of underlying operational growth rates. This non-GAAP measure is not intended to replace the presentation of our financial results in accordance with GAAP. The Company’s use of the term adjusted operating income may differ from similar measures reported by other companies. The reconciliation of operating income, a GAAP measure, to adjusted operating income, a non-GAAP measure, is set forth in the table below:

Reconciliation of Adjusted Operating Income

	Third quarter ended		Change from prior year
	September 30, 2012	October 2, 2011	$	%
	(in millions, except for percentages)
Operating income	$153.7	$152.8	$0.9	0.6%
Add: Corporate reorganization costs	8.6	—	8.6	n/m

Adjusted operating income	$162.2	$152.8	$9.4	6.2%

	Year-to-date period ended		Change from prior year
	September 30, 2012	October 2, 2011	$	%
	(in millions, except for percentages)
Operating income	$444.1	$416.6	$27.5	6.6%
Add: Corporate reorganization costs	9.8	—	9.8	n/m
Add: CEO Separation Agreement	—	6.3	(6.3)	n/m

Adjusted operating income	$454.0	$422.9	$31.1	7.4%

All numbers rounded

n/m – not meaningful

Tim Hortons Inc. Overview

Tim Hortons is one of the largest publicly-traded restaurant chains in North America based on market capitalization, and the largest in Canada. Operating in the quick service segment of the restaurant industry, Tim Hortons appeals to a broad range of consumer tastes, with a menu that includes premium coffee, espresso-based hot and cold specialty drinks including lattes, cappuccinos and espresso shots, specialty teas, fruit smoothies, home-style soups, fresh Panini and classic sandwiches, wraps, hot breakfast sandwiches and fresh baked goods, including our trademark donuts. As of September 30th, 2012, Tim Hortons had 4,138 systemwide restaurants, including 3,365 in Canada, 755 in the United States and 18 in the Gulf Cooperation Council. More information about the Company is available at www.timhortons.com.

For Further information:

Investors: Scott Bonikowsky, (905) 339-6186 or investor_relations@timhortons.com

Media: David Morelli, (905) 339-6277 or morelli_david@timhortons.com

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands of Canadian dollars, except share and per share data)

(Unaudited)

	Third quarter ended
	September 30, 2012	October 2, 2011	$ Change	% Change
REVENUES
Sales	$568,541	$511,488	$57,053	11.2%
Franchise revenues
Rents and royalties	201,556	188,956	12,600	6.7%
Franchise fees	31,943	26,486	5,457	20.6%

	233,499	215,442	18,057	8.4%

TOTAL REVENUES	802,040	726,930	75,110	10.3%

COSTS AND EXPENSES
Cost of sales	498,395	452,996	45,399	10.0%
Operating expenses	73,986	65,348	8,638	13.2%
Franchise fee costs	32,083	26,117	5,966	22.8%
General and administrative expenses	39,354	34,744	4,610	13.3%
Corporate reorganization expenses	8,565	0	8,565	n/m
Equity (income)	(3,951)	(3,855)	(96)	2.5%
Other (income), net	(51)	(1,226)	1,175	n/m

TOTAL COSTS AND EXPENSES, NET	648,381	574,124	74,257	12.9%

OPERATING INCOME	153,659	152,806	853	0.6%
Interest (expense)	(8,509)	(7,443)	(1,066)	14.3%
Interest income	760	738	22	3.0%

INCOME BEFORE INCOME TAXES	145,910	146,101	(191)	(0.1%)
Income taxes	38,956	42,302	(3,346)	(7.9%)

Net Income	106,954	103,799	3,155	3.0%
Net income attributable to noncontrolling interests	1,256	168	1,088	n/m

NET INCOME ATTRIBUTABLE TO TIM HORTONS INC.	$105,698	$103,631	$2,067	2.0%

Basic earnings per common share attributable to Tim Hortons Inc.	$0.68	$0.65	$0.03	5.4%

Diluted earnings per common share attributable to Tim Hortons Inc.	$0.68	$0.65	$0.03	5.3%

Weighted average number of common shares outstanding (in thousands)—Basic	154,478	159,584	(5,106)	(3.2%)

Weighted average number of common shares outstanding (in thousands)—Diluted	155,067	160,063	(4,996)	(3.1%)

Dividends per common share	$0.21	$0.17	$0.04

n/m—not meaningful
(all numbers rounded)

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands of Canadian dollars, except share and per share data)

(Unaudited)

	Year-to-date period ended
	September 30, 2012	October 2, 2011	$ Change	% Change
REVENUES
Sales	$1,655,615	$1,464,023	$191,592	13.1%
Franchise revenues
Rents and royalties	580,715	542,175	38,540	7.1%
Franchise fees	72,575	66,979	5,596	8.4%

	653,290	609,154	44,136	7.2%

TOTAL REVENUES	2,308,905	2,073,177	235,728	11.4%

COSTS AND EXPENSES
Cost of sales	1,457,120	1,289,379	167,741	13.0%
Operating expenses	213,770	192,604	21,166	11.0%
Franchise fee costs	77,159	67,853	9,306	13.7%
General and administrative expenses	118,599	118,709	(110)	(0.1%)
Corporate reorganization expenses	9,842	0	9,842	n/m
Equity (income)	(11,056)	(10,788)	(268)	2.5%
Other (income), net	(650)	(1,207)	557	(46.1%)

TOTAL COSTS AND EXPENSES, NET	1,864,784	1,656,550	208,234	12.6%

OPERATING INCOME	444,121	416,627	27,494	6.6%

Interest (expense)	(25,057)	(22,246)	(2,811)	12.6%
Interest income	2,194	3,265	(1,071)	(32.8%)

INCOME BEFORE INCOME TAXES	421,258	397,646	23,612	5.9%
Income taxes	115,088	115,993	(905)	(0.8%)

Net Income	306,170	281,653	24,517	8.7%
Net income attributable to noncontrolling interests	3,626	1,794	1,832	n/m

NET INCOME ATTRIBUTABLE TO TIM HORTONS INC.	$302,544	$279,859	$22,685	8.1%

Basic earnings per common share attributable to Tim Hortons Inc.	$1.94	$1.71	$0.23	13.6%

Diluted earnings per common share attributable to Tim Hortons Inc.	$1.94	$1.71	$0.23	13.5%

Weighted average number of common shares outstanding (in thousands)—Basic	155,607	163,535	(7,928)	(4.8%)

Weighted average number of common shares outstanding (in thousands)—Diluted	156,247	164,026	(7,779)	(4.7%)

Dividends per common share	$0.63	$0.51	$0.12

n/m—not meaningful
(all numbers rounded)

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands of Canadian dollars)

	As at
	September 30, 2012	January 1, 2012
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$135,062	$126,497
Restricted cash and cash equivalents	84,616	130,613
Accounts receivable, net	172,197	173,667
Notes receivable, net	7,581	10,144
Deferred income taxes	9,621	5,281
Inventories and other, net	110,037	136,999
Advertising fund restricted assets	42,391	37,765

Total current assets	561,505	620,966
Property and equipment, net	1,505,916	1,463,765
Intangible assets, net	3,864	4,544
Notes receivable, net	1,711	3,157
Deferred income taxes	13,042	12,197
Equity investments	42,395	43,014
Other assets	67,531	56,307

Total assets	$2,195,964	$2,203,950

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands of Canadian dollars, except share and per share data)

	As at
	September 30, 2012	January 1, 2012
	(Unaudited)
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$160,589	$177,918
Accrued liabilities
Salaries and wages	23,374	23,531
Taxes	16,226	26,465
Other	135,408	179,315
Advertising fund liabilities	103,213	59,420
Current portion of long-term obligations	11,008	10,001

Total current liabilities	449,818	476,650

Long-term obligations
Long-term debt	357,325	352,426
Capital leases	99,677	94,863
Deferred income taxes	4,575	4,608
Other long-term liabilities	116,366	120,970

Total long-term obligations	577,943	572,867

Commitments and contingencies
Equity
Equity of Tim Hortons Inc.
Common shares $2.84 stated value per share, Authorized: unlimited shares, Issued: 154,491,861 and 157,814,980 shares, respectively	438,120	447,558
Common shares held in the Trust, at cost: 370,650 and 277,189 shares, respectively	(15,620)	(10,136)
Contributed surplus	12,683	6,375
Retained earnings	878,122	836,968
Accumulated other comprehensive loss	(147,188)	(128,217)

Total equity of Tim Hortons Inc.	1,166,117	1,152,548
Noncontrolling interests	2,086	1,885

Total equity	1,168,203	1,154,433

Total liabilities and equity	$2,195,964	$2,203,950

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands of Canadian dollars)

	Year-to-date period ended
	September 30, 2012	October 2, 2011
	(Unaudited)
CASH FLOWS PROVIDED FROM (USED IN) OPERATING ACTIVITIES
Net income	$306,170	$281,653
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	94,749	85,675
Stock-based compensation expense	12,722	14,481
Deferred income taxes	(2,387)	(4,062)
Changes in operating assets and liabilities
Restricted cash and cash equivalents	45,728	(2,084)
Accounts receivable	(2,913)	6,356
Inventories and other	26,186	(41,163)
Accounts payable and accrued liabilities	(63,430)	(87,553)
Taxes	(10,220)	(41,670)
Other, net	9,526	7,136

Net cash provided from operating activities	416,131	218,769

CASH FLOWS (USED IN) PROVIDED FROM INVESTING ACTIVITIES
Capital expenditures	(112,812)	(105,770)
Capital expenditures—Advertising Fund	(46,190)	(261)
Proceeds from sale of restricted investments	0	38,000
Other investing activities	(7,812)	(10,106)

Net cash (used in) investing activities	(166,814)	(78,137)

CASH FLOWS (USED IN) PROVIDED FROM FINANCING ACTIVITIES
Repurchase of common shares	(172,656)	(530,139)
Dividend payments to common shareholders	(98,172)	(83,318)
Net proceeds from issue of debt—Advertising Fund	42,500	0
Other financing activities	(10,838)	(12,910)

Net cash (used in) financing activities	(239,166)	(626,367)

Effect of exchange rate changes on cash	(1,586)	2,499

Increase (Decrease) in cash and cash equivalents	8,565	(483,236)
Cash and cash equivalents at beginning of period	126,497	574,354

Cash and cash equivalents at end of period	$135,062	$91,118

TIM HORTONS INC. AND SUBSIDIARIES

SEGMENT REPORTING

(in thousands of Canadian dollars)

	Third quarter ended
	September 30, 2012	October 2, 2011
	(Unaudited)
REVENUES (1)
Canada	$675,572	$617,824
U.S.	39,299	36,835

Total reportable segments	714,871	654,659
Variable interest entities	87,169	72,271

Total	$802,040	$726,930

OPERATING INCOME
Canada	$168,535	$160,386
U.S.	2,947	2,873

Total reportable segments	171,482	163,259
Variable interest entities	1,776	344
Corporate charges (2)(3)	(19,599)	(10,797)

Consolidated operating income	153,659	152,806
Interest, net	(7,749)	(6,705)

Income before income taxes	$145,910	$146,101

(1)	There are no inter-segment revenues included in the above table.
(2)

Corporate charges include certain overhead costs which are not allocated to individual business segments, the impact of certain foreign currency exchange gains and losses, and the net operating results from the Company’s Gulf Cooperation Council, Republic of Ireland and United Kingdom international operations, which continue to be managed corporately.

(3)	Includes $8.6 million in 2012 for termination costs, professional fees and CEO transition costs related to the implementation of a new Corporate Centre and Business Unit organizational structure.

	Third quarter ended
	September 30, 2012	October 2, 2011	$ Change	% Change
	(Unaudited)
Sales is comprised of:
Distribution sales	$475,243	$432,923	$42,320	9.8%
Company-operated restaurant sales	7,856	6,407	1,449	22.6%
Sales from variable interest entities	85,442	72,158	13,284	18.4%

Total Sales	$568,541	$511,488	$57,053	11.2%

	Third quarter ended
	September 30, 2012	October 2, 2011	$ Change	% Change
	(Unaudited)
Cost of sales is comprised of:
Distribution cost of sales	$415,217	$383,866	$31,351	8.2%
Company-operated restaurant cost of sales	8,042	6,519	1,523	23.4%
Cost of sales from variable interest entities	75,136	62,611	12,525	20.0%

Total Cost of sales	$498,395	$452,996	$45,399	10.0%

TIM HORTONS INC. AND SUBSIDIARIES

SEGMENT REPORTING

(in thousands of Canadian dollars)

	Year-to-date period ended
	September 30, 2012	October 2, 2011
	(Unaudited)
REVENUES (1)
Canada	$1,935,675	$1,764,055
U.S.	121,045	108,366

Total reportable segments	2,056,720	1,872,421
Variable interest entities	252,185	200,756

Total	$2,308,905	$2,073,177

OPERATING INCOME
Canada	$473,585	$448,343
U.S.	11,774	9,492

Total reportable segments	485,359	457,835
Variable interest entities	5,076	2,383
Corporate charges (2)(3)	(46,314)	(43,591)

Consolidated operating income	444,121	416,627
Interest, net	(22,863)	(18,981)

Income before income taxes	$421,258	$397,646

(1)	There are no inter-segment revenues included in the above table.
(2)

Corporate charges include certain overhead costs which are not allocated to individual business segments, the impact of certain foreign currency exchange gains and losses, and the net operating results from the Company’s Gulf Cooperation Council, Republic of Ireland and United Kingdom international operations, which continue to be managed corporately.

(3)

Includes $9.8 million in 2012 for termination costs, professional fees and CEO transition costs related to the implementation of a new Corporate Centre and Business Unit organizational structure and $6.3 million in 2011 for expenses related to the separation agreement with the Company’s former President and Chief Executive Officer.

	Year-to-date period ended
	September 30, 2012	October 2, 2011	$ Change	% Change
	(Unaudited)
Sales is comprised of:
Distribution sales	$1,386,245	$1,245,227	$141,018	11.3%
Company-operated restaurant sales	20,455	18,496	1,959	10.6%
Sales from variable interest entities	248,915	200,300	48,615	24.3%

Total Sales	$1,655,615	$1,464,023	$191,592	13.1%

	Year-to-date period ended
	September 30, 2012	October 2, 2011	$ Change	% Change
	(Unaudited)
Cost of sales is comprised of:
Distribution cost of sales	$1,216,294	$1,095,763	$120,531	11.0%
Company-operated restaurant cost of sales	21,819	18,552	3,267	17.6%
Cost of sales from variable interest entities	219,007	175,064	43,943	25.1%

Total Cost of sales	$1,457,120	$1,289,379	$167,741	13.0%

TIM HORTONS INC. AND SUBSIDIARIES

SYSTEMWIDE RESTAURANT COUNT

	As at September 30, 2012	As at January 1, 2012	Increase/ (Decrease) From Year End	As at October 2, 2011	Increase/ (Decrease) From Prior Year
Canada
Company—operated	15	10	5	11	4
Franchised—standard and non-standard	3,231	3,166	65	3,099	132
Franchised—self-serve kiosks	119	119	0	115	4

Total	3,365	3,295	70	3,225	140
% Franchised	99.6%	99.7%		99.7%
U.S.
Company—operated	8	8	0	10	(2)
Franchised—standard and non-standard	573	542	31	494	79
Franchised—self-serve kiosks	174	164	10	141	33

Total	755	714	41	645	110
% Franchised	98.9%	98.9%		98.4%
International (Gulf Cooperation Council)
Franchised—standard and non-standard	18	5	13	1	17

Total	18	5	13	1	17
% Franchised	100.0%	100.0%		100.0%
Total system
Company—operated	23	18	5	21	2
Franchised—standard and non-standard	3,822	3,713	109	3,594	228
Franchised—self-serve kiosks	293	283	10	256	37

Total	4,138	4,014	124	3,871	267

% Franchised	99.4%	99.6%		99.5%

TIM HORTONS INC. AND SUBSIDIARIES Income Statement Definitions

Sales	Primarily includes sales of products, supplies and restaurant equipment (except for initial equipment packages sold to restaurant owners as part of the establishment of their restaurant’s business—see “Franchise Fees”) that are shipped directly from our warehouses or by third-party distributors to the restaurants or retailers for which we manage the supply chain logistics, which we include in distribution sales. Sales also include sales from Company-operated restaurants and sales from certain non-owned restaurants that are consolidated as Variable Interest Entities (“VIEs”).

Rents and royalties	Includes royalties and rental revenues paid to us by restaurant owners, net of relief, and certain advertising levies associated with our Canadian Advertising Fund.

Franchise fees	Includes the revenue from initial equipment packages, as well as fees for various costs and expenses related to establishing a restaurant owner’s business. Franchisee fees for U.S. restaurant owners that had participated in our franchise incentive program (“FIP”) are subject to certain revenue recognition criteria. Also included are revenues related to master license agreements.

Cost of sales	Includes costs associated with our distribution business, including cost of goods sold, direct labour and depreciation, as well as the cost of goods delivered by third-party distributors to the restaurants for which we manage the supply chain logistics, and for canned coffee sold through grocery stores. Cost of sales also includes food, paper and labour costs for Company-operated restaurants and certain non-owned restaurants that we consolidate as VIEs.

Operating Expenses	Includes rent expense related to properties leased to restaurant owners and other property-related costs (including depreciation). Also included are certain operating expenses related to our distribution business such as order entry system connectivity costs and utilities.

Franchise fee costs	Includes cost of equipment sold to restaurant owners as part of the commencement of their restaurant business, as well as training and other costs necessary to facilitate a successful restaurant opening. Franchisee fee costs for U.S. restaurant owners that had participated in our FIP are subject to certain revenue recognition criteria.

General and administrative	Includes costs that cannot be directly related to generating revenue, including expenses associated with our corporate and administrative functions, and depreciation of head office buildings and office equipment, and the majority of our information technology systems.

Corporate reorganization expenses	Includes termination costs, professional fees and CEO transition costs related to the implementation of a new Corporate Centre and Business Unit organizational structure.

Equity (income)	Includes income from equity investments in partnerships and joint ventures and other minority investments over which we exercise significant influence, excluding joint ventures that we are required to consolidate. Equity income from these investments is considered to be an integrated part of our business operations and is, therefore, included in operating income. Income amounts are shown as reductions to total costs and expenses.

Other (Income) expense, net	Includes (income) expenses that are not directly derived from the Company’s primary businesses. Items include foreign currency adjustments, gains and losses on asset sales, and other asset write-offs.

Noncontrolling interests	Relates to the consolidation of certain non-owned restaurants that are consolidated as VIEs.